Exhibit 23.1

Tel: 312-856-9100	330 N Wabash, Suite 3200
Fax: 312-856-1379	Chicago, IL 60611
www.bdo.com

Consent of Independent Registered Public Accounting Firm

Chicago Atlantic Real Estate Finance, Inc. Chicago, Illinois

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-268920) of Chicago Atlantic Real Estate Finance, Inc. of our report dated March 9, 2023, relating to the consolidated financial statements, which appears in this Form 10-K.

Chicago, Illinois
March 9, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.